Exhibit 5.1
Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
(713) 220-4200

December 7, 2007

El Paso Pipeline Partners, L.P.
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Gentlemen:
     We have acted as counsel to El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,250,000 units representing limited partner interests in the Partnership (the “Units”), for issuance under the El Paso Pipeline GP Company, L.L.C. Long-Term Incentive Plan, as amended (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Certificate of Limited Partnership of the Partnership, (c) the First Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership Agreement”), (d) the Certificate of Formation of El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “Company”), (e) the Amended and Restated Limited Liability Company Agreement of the Company, (f) certain resolutions of the Board of Directors of the Company, and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

El Paso Pipeline Partners, L.P.
December 7, 2007

     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act. For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,
/s/ Andrews Kurth LLP